CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,510,000	$756.46

October 2014

Pricing Supplement No. 3073

Registration Statement No. 333-177923

Dated October 31, 2014

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the iShares® MSCI Emerging Markets ETF due November 3, 2016

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-III, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity. If the ETF shares have decreased in price but by no more than 10%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited by a maximum positive return of 10%. However, if the ETF Shares have decreased in price by more than 10%, investors will be negatively exposed to the full amount of the percentage decline in the ETF Shares and will lose 1% of the stated principal amount for every 1% of decline in the price of the ETF Shares over the terms of the Trigger PLUS. The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing price of one ETF Share on the valuation date. All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

FINAL TERMS
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® MSCI Emerging Markets ETF
Reference index:		MSCI Emerging Markets Index
Aggregate principal amount:		$6,510,000
Payment at maturity:		If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $1.00.
If the final share price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 10%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × share percent change
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:		The closing price of one ETF Share on the pricing date, which was $42.15, divided by the share adjustment factor
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.
Trigger level:		$37.935, which is 90% of the initial share price
Leverage factor:		150%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$13.00 (130.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		October 31, 2014
Original issue date (settlement date):		November 5, 2014
Valuation date:		October 31, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-I-III
Maturity date:		November 3, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-I-III
CUSIP / ISIN:		48127P101 / US48127P1012
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$6,510,000.00	$162,750.00	$6,347,250.00
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.704 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-1-III, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Dual Directional Trigger PLUS Based on the iShares® MSCI Emerging Markets ETF due November 3, 2016

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the iShares® MSCI Emerging Markets ETF due November 3, 2016 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide an unleveraged positive return in the event of a decline of the ETF Shares but only if the final share price is greater than the trigger level.

Maturity:	Approximately 2 years
Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)
Trigger level:	90% of the initial share price
Maximum payment at maturity:	$13.00 (130.00% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

Supplemental Terms of the Dual Directional Trigger PLUS

Notwithstanding anything to the contrary in the accompanying product supplement no. MS-1-III, if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, the payment at maturity will reflect the absolute share return, as set forth under “Summary Terms — Payment at maturity” on the cover of this document.  All calculations with respect to the absolute share return will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g. , 0.87645 would be rounded to 0.8765).

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Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the underlying asset has depreciated in value but by no more than 10%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited by a maximum positive return of 10%. However, if the underlying asset has depreciated in value by more than 10%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose some or all of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level.
Upside Scenario if the ETF Shares Appreciate	The final share price is greater than the initial share price and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus 150% of the share percent change, subject to the maximum payment at maturity of $13.00 (130.00% of the stated principal amount) per Trigger PLUS.
Absolute Return Scenario	The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, which is 90% of the initial share price. In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the ETF Shares. For example, if the final share price is 5% less than the initial share price, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10% return at maturity.
Downside Scenario	The final share price is less than the trigger level. In this case, the Trigger PLUS pay an amount that is at least 10% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline of the final share price from the initial share price. (Example: if the ETF Shares decrease in price by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS). There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire investment.
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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	90% of the initial share price
Maximum payment at maturity:	$13.00 (130.00% of the stated principal amount) per Trigger PLUS

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount Trigger PLUS investors will receive the $10 stated principal amount plus 150% of the appreciation of the ETF Shares over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final share price of 120.00% of the initial share price.
▪	For example, if the ETF Shares appreciate 5%, investors will receive a 7.50% return, or $10.75 per Trigger PLUS.
▪	Absolute Return Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the ETF Shares.
▪	For example, if the ETF Shares depreciate 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 10% return at maturity.
▪	Downside Scenario. If the final share price is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price. This amount will be less than 90% of the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.
▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 90% of the initial share price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is at least 10% less than the stated principal amount of each Trigger PLUS. This decrease will be by an amount that is proportionate to the decrease in the price of the ETF Shares and may be zero. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of $13.00 (130.00% of the stated principal amount) per Trigger PLUS. Because the maximum payment at maturity will be limited to 130.00% of the stated principal amount for the Trigger PLUS, any increase in the final share price by more than 20.00% will not further increase the return on the Trigger PLUS.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the final share price is less than or equal to the initial share price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute share return, which will reflect a 1% positive return for each 1% negative return on the ETF Shares, subject to an effective limit of 10%. Because you will not receive a positive return if the ETF Shares have depreciated below the trigger level, your maximum downside payment will be $11.00 per $10.00 stated principal amount Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent has determined the initial share price (subject to adjustments), will determine the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to the PLUS Generally” in the accompanying product supplement no. MS-1-III for additional information about these risks.
▪	The benefit provided by the trigger level may terminate on the valuation date. If the final share price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the ETF Shares. The final share price will be determined based on the price of one share of the ETF on a single day near the end of the term of the Trigger PLUS. In addition, the price of the ETF Shares at the maturity date or at other times during the term of the Trigger PLUS could be at a level not less than the trigger level. This difference could be particularly large if there is a significant decrease in the price of the ETF Shares during the later portion of the term of the Trigger PLUS
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or if there is significant volatility in the price of the ETF Shares during the term of the Trigger PLUS, especially on dates near the valuation date.

▪	JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the Trigger PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates. JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.
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The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares. Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The Trigger PLUS entail emerging markets risk. The equity securities underlying the ETF Shares have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
▪	The Trigger PLUS are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which
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securities underlying the ETF Shares are traded, the price of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Adjustments to the ETF Shares or to the reference index could adversely affect the value of the PLUS. Those responsible for calculating and maintaining the ETF Shares and the index tracked by the ETF Shares, which we refer to as the reference index, can add, delete or substitute the components of the ETF Shares in the reference index, or make other methodological changes that could change the value of the ETF Shares in the reference index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the Trigger PLUS.
▪	We have no affiliation with the ETF Shares. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares or the reference index. We have not independently verified any of the information about the ETF Shares and the reference index contained in these preliminary terms or in underlying supplement no. 1-I. You should make your own investigation into the ETF Shares and the reference index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.
▪	There are differences between the ETF Shares and the reference index. The ETF Shares do not fully replicate the reference index and may hold securities not included in the reference index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the reference index. All of these factors may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.
▪	Owning the Trigger PLUS is not the same as owning the ETF Shares. Owning the Trigger PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the Trigger PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the Trigger PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the Trigger PLUS declines.
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▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the ETF Shares and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and the trigger level and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the Trigger PLUS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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iShares® MSCI Emerging Markets ETF Overview

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc. (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the iShares® MSCI Emerging Markets ETF.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF is described under the heading “Fund Descriptions — The iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement no. 1-I.

Information as of market close on October 31, 2014:

Bloomberg Ticker Symbol:	EEM
Current Share Price:	$42.15
52 Weeks Ago (on 10/31/2013):	$42.46
52 Week High (on 9/5/2014):	$45.85
52 Week Low (on 2/3/2014):	$37.11

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 2, 2009 through October 31, 2014. The graph following the table sets forth the daily closing prices of the ETF Shares during the same period. The closing price of one ETF Share on October 31, 2014 was $42.15. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2009
First Quarter	$27.10	$19.94	$24.81
Second Quarter	$34.64	$25.63	$32.23
Third Quarter	$39.28	$30.74	$38.91
Fourth Quarter	$42.07	$37.57	$41.50
2010
First Quarter	$43.20	$36.83	$42.12
Second Quarter	$43.98	$36.17	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.78	$47.64
2011
First Quarter	$48.67	$44.60	$48.67
Second Quarter	$50.20	$45.50	$47.60
Third Quarter	$48.48	$34.95	$35.10
Fourth Quarter	$42.76	$34.36	$37.94
2012
First Quarter	$44.75	$38.23	$42.95
Second Quarter	$43.55	$36.69	$39.14
Third Quarter	$42.37	$37.42	$41.33
Fourth Quarter	$44.35	$40.16	$44.35
2013
First Quarter	$45.23	$41.80	$42.77
Second Quarter	$44.23	$36.65	$38.50
Third Quarter	$43.28	$37.34	$40.76
Fourth Quarter	$43.66	$40.48	$41.80
2014
First Quarter	$41.01	$37.11	$41.01
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iShares® MSCI Emerging Markets ETF	High	Low	Period End
Second Quarter	$43.95	$40.82	$43.23
Third Quarter	$45.85	$41.56	$41.56
Fourth Quarter (through October 31, 2014)	$42.15	$40.27	$42.15

We make no representation as to the amount of dividends, if any, that the ETF Shares. may pay in the future. In any event, as an investor in the Trigger PLUS, you will not be entitled to receive dividends, if any, that may be payable on the ETF Shares.

Shares of the iShares® MSCI Emerging Markets ETF – Daily Closing Prices January 2, 2009 to October 31, 2014

This document relates only to the Trigger PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the iShares from the publicly available documents described in the first paragraph of this “iShares® MSCI Emerging Markets ETF Overview” section, without independent verification. In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph of this “iShares® MSCI Emerging Markets ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we priced the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI that is designed to measure equity market performance of global emerging markets. As of October 31, 2014, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index is described under the heading “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
JPMS’s estimated value of the Trigger PLUS:

JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the Trigger PLUS is lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS. See “Risk Factors — JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”
Supplemental notice to investors:	The Trigger PLUS may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation”). This will occur if the short position represented by the short exposure provided by the Trigger PLUS, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your own legal and regulatory advisers regarding the Trigger PLUS should you have any concerns about these requirements.
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III. The following
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discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of the Trigger PLUS at the issue price. The Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on your Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Trigger PLUS. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Trigger PLUS. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Trigger PLUS.

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “iShares® MSCI Emerging Markets ETF Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-III.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger

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PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. MS-1-III.

Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Trigger PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. MS-1-III dated March 18, 2014 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the Trigger PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-III and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-III dated March 18, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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